Exhibit 99.2

For Immediate Release

Media Contact:	Investor Contacts:
Eric Boomhower	Bryan Hatchell	Byron Hinson
(803) 217-7701	(803) 217-7458	(803) 217-5352
eboomhower@scana.com	bhatchell@scana.com	bhinson@scana.com

South Carolina Supreme Court Issues Ruling on Base Load Review Order,

SCE&G Nuclear Project to Continue as Planned

Cayce, SC, August  9, 2010... SCANA subsidiary (NYSE:SCG) South Carolina Electric & Gas Company (SCE&G)  received an opinion from the South Carolina Supreme Court reversing the decision of Public Service Commission of South Carolina to include cost contingencies and associated inflation as part of its anticipated components of capital costs under SCE&G’s Base Load Review Order for its new nuclear construction project.

“Contingencies are a normal part of major construction projects,” said SCE&G President Kevin Marsh. “Rather than having a pre-approved project contingency fund, this will simply require the company to go before the Commission for cost updates as previously designated contingency funds are to be used. This ruling may change the steps in the regulatory process but it should not change the outcome as long as the costs incurred are deemed prudent.”

The projected contingency fund was less than 10 percent of the total project budget.  Of the pending revised rate request before the PSC, 99.5 percent is unaffected, as only about $270,000 out of $47.6 million revenue requirement is related to previously designated contingency dollars. All other portions of the Base Load Review Order remain intact and construction of the new units is continuing as planned.

Marsh added, “It is important to understand that the Court’s decision does not delay the actual construction of the new units.  The Supreme Court’s decision does not change the Commission’s issuance of a Certificate of Environmental and Compatibility and Convenience, which is required to construct the new units.”

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Cayce, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 660,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2)  regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and environmental regulations; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7) the results of short- and  long-term financing efforts, including future prospects for obtaining access to capital markets and other sources of liquidity; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9) the effects of weather, including drought, especially in areas where the Company’s generation and transmission facilities are located and in areas served by SCANA’s subsidiaries; (10) payment by counterparties as and when due; (11) the results of efforts to license, site, construct and finance facilities for baseload electric generation; (12) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (13) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (14) labor disputes; (15) performance of SCANA’s pension plan assets; (16) higher taxes; (17) inflation; (18) compliance with regulations; and (19) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or South Carolina Electric & Gas Company (SCE&G) with the United States Securities and Exchange Commission (SEC).  The Company disclaims any obligation to update any forward-looking statements.

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